Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Petroleum Partners LP
Mary Sullivan, Chief Financial Officer
(832) 234-3600, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com
Susser Petroleum Partners LP Reports Second Quarter 2014 Results
•Gallons sold increased 19%
•Distributable cash flow increased 15%
•3.5% sequential increase in distribution declared
•First IDR payment approved

HOUSTON, August 8, 2014 - Susser Petroleum Partners LP (NYSE: SUSP), a wholesale distributor of motor fuels, today reported financial and operating results for the second quarter ended June 30, 2014.
Net income for the quarter was $9.6 million, or $0.43 per unit, compared to $9.7 million, or $0.44 per unit, in the second quarter of 2013. Adjusted EBITDA(1) totaled $15.6 million and distributable cash flow(1) was $13.7 million, versus $12.8 million and $11.9 million, respectively, for the prior-year period.
Revenue for the second quarter totaled $1.4 billion, a 22.8 percent increase compared to $1.1 billion in the comparable period in 2013. The increase was driven by an 18.7 percent increase in gallons sold and a 90.8 percent increase in rental income. In the second quarter, 62.7 percent of revenues were generated from motor fuel sales to affiliates, 36.9 percent were from motor fuel sales to other third-parties, and 0.4 percent came from rental and other income.
Gross profit for the quarter totaled $22.2 million, a 30.9 percent increase compared to $17.0 million in the second quarter of last year. On a weighted average basis, fuel margin for all gallons sold increased to 3.7 cents per gallon, compared to 3.6 cents per gallon in the prior-year period.
Affiliate customers as of June 30 included 636 Stripes® and Sac-N-Pac™ convenience stores operated by our parent company, Susser Holdings Corporation (NYSE: SUSS), as well as sales of motor fuel to SUSS for resale under consignment arrangements at approximately 86 independently operated convenience stores. Motor fuel gallons sold to affiliates during the second quarter increased 11.0 percent versus the prior-year period to 293.2 million gallons. Gross profit on these gallons totaled $8.7 million, or 3.0 cents per gallon, versus $7.9 million, or 3.0 cents per gallon, in the comparable three-month period last year.
Third-party customers of SUSP included 521 independent dealers under long-term fuel supply agreements, 17 independently operated consignment locations and approximately 1,900 other commercial customers. Total gallons sold to third parties increased year-over-year by 34.9 percent to 168.6 million gallons. Gross profit on these gallons was $8.3 million, or 4.9 cents per gallon, compared to $6.1 million, or 4.9 cents per gallon, in the prior-year period.
“We are pleased to report solid results for the Partnership for the second quarter of 2014, with a 19 percent year-over-year increase in fuel gallons sold and a 31 percent increase in total gross profit,” said Rocky B. Dewbre, President and Chief Executive Officer. “As a result of this robust performance, we are able to announce our fifth consecutive increase in our quarterly distribution to unit holders, which increased by 3.5% from last quarter and 14.8% over the prior year, and also our first incentive distribution payment to Susser Holdings, the owner of our IDRs.
“Our Gainesville Fuel and Sac-N-Pac™/3W Warren Fuels acquisitions continue to contribute to our year-over-year growth, and with the support of the strong Texas economy, we continue to experience robust volume from sales to Stripes®.
“Susser Holdings is on track to close the proposed merger with a subsidiary of Energy Transfer Partners, L.P. ("ETP") in the third quarter, and we believe we are well positioned to take advantage of this opportunity to further accelerate our growth.” Dewbre said.
YTD 2014 Compared to YTD 2013
Revenue for the first six months of 2014 totaled $2.6 billion, a 17.2 percent increase compared to the first half of 2013. Gross profit for the period increased 36.3 percent year-over-year to $44.3 million. For the first half of the year, total gallons of motor fuel sold to affiliates and to third parties increased, year-over-year, by 10.8 percent and 34.6 percent, to 571.0 million gallons and 324.2 million gallons, respectively. On a weighted average basis, fuel margin for all gallons sold increased to 3.8 cents per gallon in the first six months of 2014 from 3.6 cents per gallon in the comparable 2013 period. Adjusted EBITDA for the first six months of 2014 was $31.2 million compared to $24.1 million for 2013, and distributable cash flow was $27.7 million and $22.3 million for the six month 2014 and 2013 periods, respectively.
New Dealer Update
Eleven new contracted dealer sites were added in the second quarter, and three sites were discontinued for a total of 624 third-party dealer and SUSS consignment locations as of June 30. Including the 19 dealer sites acquired in the first quarter, SUSP added 38 new and acquired dealer sites in the first half, and expects to add a total of 50 to 65 dealer and consignment sites for the full year.

Capital Spending and Financing
SUSP completed drop down transactions for six Stripes® convenience stores during the second quarter, and three more so far in the third quarter bring the year to date total to 16. Since its initial public offering in September 2012, SUSP has completed the purchase and leaseback of 49 newly built and acquired stores for a cumulative cost of $204.1 million.

Including the Stripes® store purchases, SUSP’s gross capital expenditures for the second quarter were $36.7 million, which included $36.5 million for growth capital and $0.2 million for maintenance capital. At June 30, SUSP had borrowings against its revolving line of credit of $232.2 million and other long-term debt of $4.1 million. Availability on the revolving credit facility after borrowings and letters of credit commitments was $156.9 million.
_______________________

(1)
Adjusted EBITDA and distributable cash flow are non-GAAP financial measures of performance that have limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Reconciliations of Non-GAAP Measures” later in this news release for a discussion of our use of Adjusted EBITDA and distributable cash flow, and reconciliation to net income for the periods presented.

Quarterly Distribution
SUSP announced today that the Board of Directors of its general partner has declared its quarterly distribution for the second quarter of 2014 of $0.5197 per unit. This amount corresponds to $2.08 per unit on an annualized basis and represents a 3.5 percent increase compared to the distribution for the first quarter of 2014. With this distribution announcement, we have achieved the “second target distribution” level per our limited partnership agreement, and therefore our Board has approved an incentive distribution payment to Susser Holdings, the owner of our IDRs, of approximately $64,000. The total distribution amount of approximately $11.5 million, including the IDR payment, is being paid from distributable cash flow of $13.7 million for the quarter and reflects a distribution coverage ratio of 1.19 times.
The distribution will be paid on August 29, 2014 to unitholders of record on August 19, 2014. Immediately prior to the distribution, there are expected to be 21,960,200 units outstanding, including all of the Partnership's common and subordinated units.
Second Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 11:00 a.m. ET (10:00 a.m. CT) to discuss second quarter 2014 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 719-457-2689 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through August 15 by calling 719-457-0820 and using the pass code 5051315#.
Houston-based Susser Petroleum Partners LP is a publicly traded partnership formed by Susser Holdings Corporation to engage in the primarily fee-based wholesale distribution of motor fuels to Susser Holdings and third parties. Susser Petroleum Partners distributes approximately 1.7 billion gallons of motor fuel annually from major oil companies and independent refiners to Susser Holdings' Stripes® and Sac-N-Pac™ convenience stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma, Kansas and Louisiana.
Forward-Looking Statements
This news release contains "forward-looking statements." These statements are based on current plans, expectations and the anticipated timing and impact of Susser Holdings Corporation's acquisition by ETP and related transactions and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: Susser Holdings' business strategy, operations and conflicts of interest with us; the timing and form of any "drop down" transactions between us and ETP; our ability to renew or renegotiate our long-term distribution contracts with our customers; changes in the price of and demand for the motor fuel that we distribute; our dependence on two principal suppliers; changing consumer preferences for alternative fuel sources or improvement in fuel efficiency; competition in the wholesale motor fuel distribution industry; seasonal trends; severe or unfavorable weather conditions; increased costs; our ability to make acquisitions; environmental laws and regulations; dangers inherent in the storage of motor fuel; our reliance on SUSS for transportation services; reliance of our suppliers to provide trade credit terms to adequately fund our ongoing operations; acts of war and terrorism; dependence on our information technology systems; and other unforeseen factors. For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Partnership's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.
Qualified Notice
This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat 100 percent of Susser Petroleum Partners’ distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Susser Petroleum Partners’ distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.
Financial statements follow

Susser Petroleum Partners LP
Consolidated Statements of Operations and Comprehensive Income
Unaudited

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014
	(in thousands, except unit and per unit amounts)
Revenues:
Motor fuel sales to third parties	$366,110	$507,575	$722,872	$952,141
Motor fuel sales to affiliates	751,304	862,549	1,482,031	1,628,639
Rental income	2,276	4,343	3,905	8,266
Other income	1,207	1,558	2,506	3,566
Total revenues	1,120,897	1,376,025	2,211,314	2,592,612
Cost of sales:
Motor fuel cost of sales to third parties	360,032	499,246	710,997	934,969
Motor fuel cost of sales to affiliates	743,370	853,811	1,466,679	1,611,534
Other	539	765	1,126	1,786
Total cost of sales	1,103,941	1,353,822	2,178,802	2,548,289
Gross profit	16,956	22,203	32,512	44,323
Operating expenses:
General and administrative	3,649	5,372	7,548	10,242
Other operating	568	1,761	1,199	3,795
Rent	300	284	504	533
Loss (gain) on disposal of assets	72	(36)	94	(36)
Depreciation, amortization and accretion	1,837	3,333	3,658	6,659
Total operating expenses	6,426	10,714	13,003	21,193
Income from operations	10,530	11,489	19,509	23,130
Interest expense, net	(766)	(1,774)	(1,449)	(3,276)
Income before income taxes	9,764	9,715	18,060	19,854
Income tax expense	(84)	(120)	(153)	(127)
Net income and comprehensive income	$9,680	$9,595	$17,907	$19,727
Net income per limited partner unit:
Common (basic)	$0.44	$0.43	$0.82	$0.90
Common (diluted)	$0.44	$0.43	$0.82	$0.89
Subordinated (basic and diluted)	$0.44	$0.43	$0.82	$0.90
Weighted average limited partner units outstanding (diluted):
Common units - public	10,925,000	10,966,981	10,925,000	10,965,066
Common units - affiliated	14,436	79,308	14,436	79,308
Subordinated units - affiliated	10,939,436	10,939,436	10,939,436	10,939,436

Cash distribution per unit	$0.4528	$0.5197	$0.8903	$1.0218

Susser Petroleum Partners LP
Consolidated Balance Sheets

	December 31, 2013	June 30, 2014
		unaudited
	(in thousands, except units)
Assets
Current assets:
Cash and cash equivalents	$8,150	$6,769
Accounts receivable, net of allowance for doubtful accounts of $323 at December 31, 2013, and $528 at June 30, 2014	69,005	74,212
Receivables from affiliates	49,879	51,727
Inventories, net	11,122	38,971
Other current assets	66	710
Total current assets	138,222	172,389
Property and equipment, net	180,127	239,590
Other assets:
Marketable securities	25,952	—
Goodwill	22,823	22,823
Intangible assets, net	22,772	24,292
Other noncurrent assets	188	259
Total assets	$390,084	$459,353
Liabilities and equity
Current liabilities:
Accounts payable	$110,432	$128,464
Accrued expenses and other current liabilities	11,427	12,960
Current maturities of long-term debt	525	525
Total current liabilities	122,384	141,949
Revolving line of credit	156,210	232,240
Long-term debt	29,416	3,536
Deferred tax liability, long-term portion	222	207
Other noncurrent liabilities	2,159	2,192
Total liabilities	310,391	380,124
Commitments and contingencies:
Partners' equity:
Limited partners:
Common unitholders - public (10,936,352 units issued and outstanding at December 31, 2013 and 10,941,456 units issued and outstanding at June 30, 2014)	210,269	210,038
Common unitholders - affiliated (79,308 units issued and outstanding at December 31, 2013 and at June 30, 2014)	1,562	1,556
Subordinated unitholders - affiliated (10,939,436 units issued and outstanding at December 31, 2013 and June 30, 2014)	(132,138)	(132,365)
Total equity	79,693	79,229
Total liabilities and equity	$390,084	$459,353

Key Operating Metrics
The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance. The following information is intended to provide investors with a reasonable basis for assessing our historical operations but should not serve as the only criteria for predicting our future performance.

	Three Months Ended				Six Months Ended
	June 30, 2013		June 30, 2014		June 30, 2013		June 30, 2014
	(in thousands, except for selling price and gross profit per gallon)
Revenues:
Motor fuel sales to third parties (1)	$366,110		$507,575		$722,872		$952,141
Motor fuel sales to affiliates	751,304		862,549		1,482,031		1,628,639
Rental income	2,276		4,343		3,905		8,266
Other income	1,207		1,558		2,506		3,566
Total revenue (1)	1,120,897		1,376,025		2,211,314		2,592,612
Gross profit:
Motor fuel gross profit to third parties	6,078		8,329		11,875		17,172
Motor fuel gross profit to affiliates	7,934		8,738		15,352		17,105
Rental income	2,276		4,343		3,905		8,266
Other	668		793		1,380		1,780
Total gross profit	$16,956		$22,203		$32,512		$44,323
Net income	$9,680		$9,595		$17,907		$19,727
Adjusted EBITDA (2)	$12,840		$15,563		$24,067		$31,237
Distributable cash flow (2)	$11,905		$13,653		$22,340		$27,690
Operating Data:
Total motor fuel gallons sold:
Third-party	124,943		168,574		240,773		324,169
Affiliated gallons	264,098		293,217		515,150		571,013
Average wholesale selling price per gallon	$2.87		$2.97		$2.92		$2.88
Motor fuel gross profit (cents per gallon):
Third-party	4.9	¢	4.9	¢	4.9	¢	5.3	¢
Affiliated	3.0	¢	3.0	¢	3.0	¢	3.0	¢
Volume-weighted average for all gallons	3.6	¢	3.7	¢	3.6	¢	3.8	¢

(1)
In December 2013, we revised our presentation of fuel taxes on motor fuel sales at our consignment locations to present such fuel taxes gross in motor fuel sales. Prior years' motor fuel sales have been adjusted to reflect this revision which also affects average wholesale selling price.

(2)
We define EBITDA as net income before net interest expense, income tax expense and depreciation and amortization expense. Adjusted EBITDA further adjusts EBITDA to reflect certain other non-recurring and non-cash items. We define distributable cash flow as Adjusted EBITDA less cash interest expense, cash state franchise tax expense, maintenance capital expenditures, and other non-cash adjustments. EBITDA, Adjusted EBITDA and distributable cash flow are not financial measures calculated in accordance with GAAP.

We believe EBITDA, Adjusted EBITDA and distributable cash flow are useful to investors in evaluating our operating performance because:

•	Adjusted EBITDA is used as a performance measure under our revolving credit facility;

•	securities analysts and other interested parties use such metrics as measures of financial performance, ability to make distributions to our unitholders and debt service capabilities;

•	they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, and capital expenditures; and

•
distributable cash flow provides useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance, as it provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

EBITDA, Adjusted EBITDA and distributable cash flow are not recognized terms under GAAP and do not purport to be alternatives to net income (loss) as measures of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA, Adjusted EBITDA and distributable cash flow have limitations as analytical tools, and one should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our total cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our revolving credit facility or term loans;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements; and

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies.
The following tables present a reconciliation of net income to EBITDA, Adjusted EBITDA and distributable cash flow:

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2014	June 30, 2013	June 30, 2014

Net income	$9,680	$9,595	$17,907	$19,727
Depreciation, amortization and accretion	1,837	3,333	3,658	6,659
Interest expense, net	766	1,774	1,449	3,276
Income tax expense	84	120	153	127
EBITDA	12,367	14,822	23,167	29,789
Non-cash stock based compensation	401	777	806	1,484
Loss (gain) on disposal of assets and impairment charge	72	(36)	94	(36)
Adjusted EBITDA	$12,840	$15,563	$24,067	$31,237
Cash interest expense	671	1,644	1,258	3,050
State franchise tax expense (cash)	72	105	141	173
Maintenance capital expenditures	192	161	328	324
Distributable cash flow	$11,905	$13,653	$22,340	$27,690